Exhibit 10.1

Sonus Networks, Inc.

250 Apollo Drive, Chelmsford, MA 01824

December 23, 2004,

Ellen B. Richstone
67 Bullard Road
Weston, MA 02493

Dear Ellen:

I am pleased to provide you with the terms and conditions of our offer of employment to you by Sonus Networks, Inc. (the “Company”).

1.             Position.   Your position will be Chief Financial Officer, reporting to the President and COO.   In addition to all Financial Accounting and Investor Relations matters, you will also have responsibility at your Start Date for the Company’s Human Resources and Information Systems organizations.  As the Company’s organization evolves, the Human Resources/Information Systems departments may report to someone else, and you may be assigned other Executive duties and responsibilities as the Company may determine.

As a full-time employee of the Company, you will be expected to devote your full business time and energies to the business and affairs of the Company, however, you may serve as the member of the Board of Directors of up to two other companies provided that neither competes with the Company and provided that your service does not impair your ability to meet your commitments as a Chief Financial Officer of the Company.

2.             Starting Date/Nature of Relationship.  It is expected that your employment will start on or before January 10, 2005.    No provision of this letter shall be construed to create an express or implied employment contract for a specific period of time. Employment at Sonus Networks, Inc. is considered “at will” and either you or the Company may terminate the employment relationship at any time and for any reason, subject to the provisions of paragraph 7 below.

3.             Compensation.

(a)                                  Your initial salary will be at the rate of $10,833.34 paid twice monthly, annualized at $260,000.16.   You will be eligible to participate in the Officer Bonus Program for 2005 with a non-discretionary target of 60% of annual base salary (your “On Target Bonus”). For the first year of employment $40,000 of your $156,000 On Target Bonus will be guaranteed and paid when bonuses for 2005 are paid in the ordinary course.   Specific objectives will be agreed upon within the first ninety days of your employment.

(b)                                 You will be granted an option to purchase 600,000 shares of common stock under the Company’s Incentive Stock Plan, subject to the terms of the Plan and approval of the Stock Option Committee. The options shall vest and become exercisable (i) with respect to 25% of the Shares on the first anniversary of the date that Optionee’s employment with the Company commences (Start Date) and, (ii) with respect to the remaining 75% of the Shares, equal increments of 2.0833% of the Shares shall vest monthly thereafter through the fourth anniversary of the date of employment.

4.             Employment Eligibility.   In compliance with the Immigration Reform and Control Act of 1986, you are required to establish your identity and employment eligibility.    Therefore, on your first day of employment you will be required to fill out an Employment Verification Form and present documents in accordance with this form.

5.             Benefits.   You will be entitled as an employee of the Company to receive such benefits as are generally provided its employees in accordance with Company policy as in effect from time to time. Company benefits include group health, life and dental insurance, and liberal holidays, vacation and 401K programs. All employees begin accruing three (3) weeks of vacation upon date of hire. The Company is committed to providing a healthy work environment for every employee.  Therefore, we provide a smoke free environment and require all employees to comply.

The Company retains the right to change, add or cease any particular benefit.

6.             Confidentiality.    The Company considers the protection of its confidential information and proprietary materials to be very important.   Therefore, as a condition of your employment, you and the Company will become parties to a Non-competition and Confidentiality Agreement.  Two copies of this agreement are sent with this offer letter. Both copies must be signed and returned to the Company prior to the first day of employment.

7.             Termination.   The following provisions shall apply in the event that your employment with the Company is terminated.

(a)                                  In the event that your employment with the Company is terminated by the Company for any reason other than for cause, (i) you will receive 12 months salary continuation payments at your then annual base salary for the 12 month period following the termination of your employment; (ii) within the first year of your employment, you will receive one (1) year vesting (25%) of your New Hire Grant; and (iii) you will have 12 months from the date of termination to exercise your outstanding vested shares.

(b)                                 In the event of an Acquisition (as defined below), any of the options in the New Hire Grant, which are not then vested or exercisable, shall immediately become 100% vested and exercisable, subject to your serving through the Transition Period if requested. In addition to the above, in the event following an Acquisition (as defined below) your employment with the Company is terminated by the Company for any reason other than for cause, 100% of all unvested options in the New Hire Grant shall immediately become vested and exercisable, subject to your serving through the Transition Period if requested. After the closing of the Acquisition, if requested by the Company’s Board or the Acquirer, you agree to remain employed by the Company or the Acquirer for a six-month transition period “the Transition Period” provided a senior executive position is offered to you on at least a transitional basis.

“Acquisition” means any (i) merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter less than a majority of the combined, voting securities of the Company or Acquirer outstanding immediately after such merger or consolidation, (ii) sale of all or substantially all of the assets or operating businesses of the Company or (iii) sale of outstanding shares of capital stock of the Company, in a single transaction or series of related transactions, representing at least 70% of the voting power of the voting securities of the Company.

8.             General.

(a)                                  This letter will constitute our entire agreement as to your employment by the Company and will supersede any prior agreements or understandings, whether in writing or oral.

(b)                                 This letter shall be governed by the law of the Commonwealth of Massachusetts.

(c)                                  Sonus Networks is an equal opportunity employer.

You may accept this offer of employment and the terms and conditions thereof by confirming your acceptance in writing by December 27, 2004. Please send your letter to the company, or via e-mail bnotini@sonusnet.com which execution will evidence your agreement with the terms and conditions set forth herein and therein.  We are enthusiastic about you joining us, and believe that our technical and business goals will provide every opportunity for you to achieve your personal and professional objectives.

Ellen, on a more personal note, Hassan and I are looking forward to your joining the team to help us take Sonus to the next level.

Very truly yours,

/s/ Bert Notini
Bert Notini
President and COO

Accepted by:

/s/ Ellen B. Richstone	12/24/04
Ellen Richstone	Date